Exhibit 99.1

News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE ANNOUNCES COMMON STOCK OFFERING

Long Beach, California (August 4, 2010) – Molina Healthcare, Inc. (NYSE: MOH) today announced that it has commenced an underwritten public offering of 4,000,000 shares of its common stock.  In connection with the offering, Molina Healthcare and the selling stockholder intend to grant the underwriters an option to purchase up to 350,000 shares and 250,000 shares, respectively, to cover overallotments, if any.  The offering is being conducted pursuant to an effective registration statement filed with the Securities and Exchange Commission (the “SEC”) on December 8, 2008.

Molina Healthcare intends to use the net proceeds of the offering to repay the outstanding indebtedness under its $200 million senior secured credit facility and for general corporate purposes.  Molina Healthcare will not receive any proceeds from any sale of shares by the selling stockholder.

BofA Merrill Lynch and J. P. Morgan Securities Inc. are acting as joint book-running managers for the offering.  UBS Securities LLC, Mitsubishi UFJ Securities (USA), Inc. and Stifel, Nicolaus & Company, Incorporated will be the co-managers of the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  The offering is being made by means of a prospectus and the related preliminary prospectus supplement only.  Before investing, investors should read the prospectus in the registration statement, the related prospectus supplement and other documents Molina Healthcare has filed with the SEC for more complete information about Molina Healthcare and the offering.  Copies of the prospectus and the related preliminary prospectus supplement can be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department or by e-mail at dg.prospectus_requests@baml.com or J. P. Morgan Securities Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling 1-866-803-9204.

About Molina Healthcare
Molina Healthcare, Inc. provides quality and cost-effective Medicaid-related solutions to meet the health care needs of low-income families and individuals and to assist state agencies in their administration of the Medicaid program.  Our licensed health plans in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, and Washington currently serve approximately 1.5 million members, and our subsidiary, Molina Medicaid Solutions, provides business processing and information technology administrative services to Medicaid agencies in Idaho, Louisiana, Maine, New Jersey, and West Virginia, and drug rebate administration services in Florida.

Cautionary Statement under the Private Securities Litigation Reform Act: This press release contains “forward-looking statements” that are subject to risks and uncertainties that may cause actual results to differ materially.  A discussion of the risk factors facing the Company can be found in its annual report on Form 10-K for the year ended December 31, 2009, in its quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2010, in its Form 8-K current reports, and in its other reports and filings with the Securities and Exchange Commission.  These reports can be accessed under the investor relations tab of the Company’s website or on the SEC’s website at www.sec.gov.  Actual events or results may differ materially from those contained in the forward-looking statements.  The Company undertakes no obligation to release any revisions to any forward-looking statements.

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